Reed’s Inc. Transfers Stock Exchange Listing to Nasdaq

NORWALK, CT, April 30, 2019 (GLOBE NEWSWIRE) — Reed’s Inc. (NYSE American:REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced it is planning to transfer its stock exchange listing from NYSE American to the Nasdaq Capital Market (“Nasdaq”). The company’s shares are expected to begin trading as a Nasdaq listed security on May 10, 2019, with the common stock continuing to trade under the symbol “REED”.

“We are very excited to be transferring to the Nasdaq Exchange, joining a community of more than 3,700 listed companies creating a market of innovators and visionaries that are aligned together with a shared interest in helping attract more customers and investors,” stated Val Stalowir CEO of Reed’s, Inc. “Our partnership with Nasdaq further aligns us with our goals of positioning the company for future growth and building shareholder value by providing us with great cost-effectiveness and a suite of tools, services and great brand visibility.”

About Reed’s, Inc.:

Established in 1989, Reed’s is America’s best-selling Ginger Beer brand and has been the leader and innovator in the ginger beer category for decades. Virgil’s is America’s best-selling independent, full line of natural craft sodas. The Reed’s Inc. portfolio is sold in over 30,000 retail doors nationwide. Reed’s Ginger Beers are unique due to the proprietary process of using fresh ginger root combined with a Jamaican inspired recipe of natural spices and fruit juices. The Company uses this same handcrafted approach in its award-winning Virgil’s line of great tasting, bold flavored craft sodas.

For more information about Reed’s, please visit the Company’s website at: http://www.drinkreeds.com or call 800-99-REEDS. Follow Reed’s on Twitter, Instagram, and Facebook @drinkreeds.

For more information about Virgil’s please visit Virgil’s website at: http://www.virgils.com. Follow Virgil’s on Twitter and Instagram @drinkvirgils and on Facebook @drinkvirgilssoda.

CONTACT:

Investor Relations
Scott Van Winkle, ICR
(800) 997-3337 Ext 6
Or (617) 956-6736
Email: ir@reedsinc.com
www.reedsinc.com